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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               (AMENDMENT NO. 8)*

                                HARTE-HANKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $1.00 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    416196103
                 ----------------------------------------------
                                 (CUSIP Number)


                               December 31, 2001
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

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-----------------------                                     --------------------
 CUSIP NO.   416196103                13G                    PAGE 2 OF 4 PAGES
-----------------------                                     --------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          HOUSTON H. HARTE
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
          NOT APPLICABLE                                                 (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES CITIZEN
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

        SHARES                   8,882,167
                         -------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER

       OWNED BY                  0
                         -------------------------------------------------------
         EACH              7     SOLE DISPOSITIVE POWER

       REPORTING                 8,882,167
                         -------------------------------------------------------
        PERSON             8     SHARED DISPOSITIVE POWER

         WITH                    0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,882,167
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           NOT APPLICABLE                                          [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
         *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages
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ITEM 1.

         (a)      Name of Issuer:

                  HARTE-HANKS, INC.

         (b)      Address of Issuer's Principal Executive Offices:

                  200 CONCORD PLAZA DRIVE, SUITE 800
                  SAN ANTONIO, TEXAS 78216

ITEM 2.

         (a)      Name of Person Filing:

                  HOUSTON H. HARTE

         (b)      Address of Principal Business Office or, if None, Residence:

                  P.O. BOX 17424, SAN ANTONIO, TEXAS 78217-0424

         (c)      Citizenship:

                  UNITED STATES CITIZEN

         (d)      Title of Class of Securities:

                  COMMON STOCK, PAR VALUE $1.00 PER SHARE

         (e)      CUSIP Number:  416196103

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), OR
           (c) CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.    OWNERSHIP.

         (a)      Amount Beneficially Owned: 8,882,167

         (b)      Percent of Class:          14.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:                    8,882,167
                  (ii)     Shared power to vote or to direct the vote:                  0
                  (iii)    Sole power to dispose or to direct the disposition of:       8,882,167
                  (iv)     Shared power to dispose or to direct the disposition of:     0


                               Page 3 of 4 pages
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10.   CERTIFICATION

         Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        By:  /s/ HOUSTON H. HARTE
                                             -----------------------------------
                                             Houston H. Harte

                                           Date: February 14, 2002


                               Page 4 of 4 pages